    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                            HELLER FINANCIAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
               DELAWARE                              36-1208070
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

        500 WEST MONROE STREET, CHICAGO, ILLINOIS 60661, (312) 441-7000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                             DEBRA H. SNIDER, ESQ.
  EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER, GENERAL COUNSEL AND
                                   SECRETARY
                            HELLER FINANCIAL, INC.
        500 WEST MONROE STREET, CHICAGO, ILLINOIS 60661, (312) 441-7000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        LAWRENCE D. LEVIN, ESQ.               ANDREW D. SOUSSLOFF, ESQ.
          MARK D. WOOD, ESQ.                     SULLIVAN & CROMWELL
         KATTEN MUCHIN & ZAVIS                    125 BROAD STREET
  525 WEST MONROE STREET, SUITE 1600          NEW YORK, NEW YORK 10004
        CHICAGO, ILLINOIS 60661                    (212) 558-4000
            (312) 902-5200
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If the Registrant elects to deliver its latest annual report to security holders or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [X] 333-46915
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                           PROPOSED MAXIMUM
             TITLE OF SHARES              AGGREGATE OFFERING      AMOUNT OF
            TO BE REGISTERED                   PRICE(1)      REGISTRATION FEE(2)
--------------------------------------------------------------------------------
Class A Common Stock, $0.25 par value....    $77,050,000           $22,730
--------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.

                                ---------------
  THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(B) UNDER THE SECURITIES ACT OF 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  This Registration Statement is being filed with the Securities and Exchange Commission (the "Commission") by Heller Financial, Inc. (the "Company") pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. This Registration Statement hereby incorporates by reference the contents of the Company's Registration Statement on Form S-2 (Registration No. 333-46915), including the exhibits thereto, relating to the offering of up to $963,125,000 in proposed maximum aggregate offering price of the Company's Class A Common Stock, par value $0.25 per share.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS ON THE 30TH DAY OF APRIL, 1998.

                                          Heller Financial, Inc.

                                                /s/ Lauralee E. Martin
                                          By: ---------------------------------
                                                    Lauralee E. Martin
                                            Executive Vice President and Chief
                                                    Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 30, 1998.

                  *                                         *
-------------------------------------     -------------------------------------
         Richard J. Almeida                         Michael J. Litwin
  Chairman, Chief Executive Officer                     Director
  (Principal Executive Officer) and
              Director

                  *                                         *
-------------------------------------     -------------------------------------
           Atsushi Takano                          Dennis P. Lockhart
              Director                                  Director

                  *                              /s/ Lauralee E. Martin
-------------------------------------     -------------------------------------
          Yukihiko Chayama                         Lauralee E. Martin
              Director Executive Vice President, Chief Financial Officer and Director
                                              (Principal Financial Officer)

                  *                                         *
-------------------------------------     -------------------------------------
           Kenichi Tomita                           Takeshi Takahashi
              Director                                  Director

                  *                                         *
-------------------------------------     -------------------------------------
           Tsutomu Hayano                              Osamu Ogura
              Director                                  Director


                  *                                         *
-------------------------------------     -------------------------------------
             Mark Kessel                             Hideo Nakajima
              Director                                  Director


                  *                                         *
-------------------------------------     -------------------------------------
           Masahiro Sawada                          Kenichiro Tanaka
              Director                                  Director

*By:  /s/ Lauralee E. Martin                                *
     --------------------------------     -------------------------------------
         Lauralee E. Martin                         Lawrence G. Hund
         As Attorney-in-fact                  Executive Vice President and
                                            Controller (Principal Accounting
                                                        Officer)

                                 EXHIBIT INDEX

EXHIBIT   DESCRIPTION
-------   -----------
 5        Opinion of Katten Muchin & Zavis as to the legality of the securities be-
          ing registered (including consent).
23.1      Consent of Arthur Andersen LLP
23.2      Consent of Katten Muchin & Zavis (contained in its opinion filed as Ex-
          hibit 5 hereto).
24        Power of Attorney (incorporated by reference to Exhibit 24 to the
          Company's Registration Statement on Form S-2, Registration No. 333-46915).